EXHIBIT 5.1

August 20, 2014

Gencor Industries, Inc.

5201 North Orange Blossom Trail,

Orlando, Florida 32810

RE:	Gencor Industries, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We are counsel for Gencor Industries, Inc., a Delaware corporation (the “Company”), and we are rendering this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, to register 160,000 shares of the Company’s Class B stock, par value $0.10 per share (the “Class B Stock”) and 800,000 shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), issuable under the Gencor Industries, Inc. 2009 Incentive Compensation Plan (the “Plan”).

The undersigned is admitted to the practice of law in the State of Florida and we express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

In connection with the foregoing, we have examined, among other things, the Registration Statement, the Plan, and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to various facts material to such opinion, we have, to the extent relevant facts were not independently established by us, relied on certificates of public officials and certificates and oaths and declarations of officers or other representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that the 160,000 shares of the Company’s Class B Stock and 800,000 shares of the Company’s Common Stock being registered pursuant to the Registration Statement, when issued pursuant to the provisions of the Plan and upon payment of the purchase price therefor, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of our name in such Registration Statement as counsel who has passed upon the legality of the Class B Stock and Common Stock, including any amendment thereto.

Respectfully,

/s/ Gray Robinson, P.A.
Gray Robinson, P.A. By: Randolph H. Fields
General Counsel and Director, Gencor Industries, Inc.